UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007 (April 10, 2007)

Commission		IRS Employer
File Number	Exact name of registrant as specified in its charter	Identification No.

1-12869	CONSTELLATION ENERGY GROUP, INC.	52-1964611

MARYLAND
(State of Incorporation of both registrants)

750 E. PRATT STREET,	BALTIMORE, MARYLAND	21202
(Address of principal executive offices)		(Zip Code)

410-783-2800
(Registrants’ telephone number, including area code)

NOT APPLICABLE
(Former name, former address
and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Adoption of Articles Supplementary to Charter to Declassify the Board of Directors

On April 10, 2007, Constellation Energy Group, Inc. (“Constellation”) filed with the State of Maryland articles supplementary to its charter reflecting the decision of Constellation’s Board of Directors to declassify the Board of Directors and provide for the annual election of directors.  Under Maryland law, no shareholder action was required to declassify the Board.

A copy of the articles supplementary is attached hereto as Exhibit 3(a) and is incorporated by reference herein.

In connection with the Board declassification, each director whose term would not otherwise have expired at the 2007 annual meeting has agreed in writing with Constellation that his or her term of service will conclude at the 2007 annual meeting of shareholders and when his or her successor has been elected and qualified.  As a result, each director will stand for election at the 2007 annual meeting.  All directors elected at the 2007 annual meeting of shareholders or thereafter will be elected to serve for one year terms expiring at the next annual meeting and until their respective successors are elected and qualified.

Amendments to By-Laws

Effective as of April 10, 2007, the Board of Directors of Constellation adopted the amendments to Constellation’s by-laws discussed below.

Declassification of Board of Directors

Certain sections of Constellation’s by-laws were amended to eliminate provisions that referenced a classified Board and to reflect that directors will be elected annually.

Majority Vote Standard for Election of Directors

Section 2 of Article III of the by-laws was amended to provide that each director will be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will continue to be a plurality of all the votes cast at any such meeting at which a quorum is present.

Emergency Governance

Article VII was added to the by-laws to provide for the conduct of the business and affairs of Constellation in the event of a catastrophic event as a result of which a quorum of the Board cannot be convened.

Other

The by-laws also were amended to provide indemnification to officers and directors of wholly-owned subsidiaries of Constellation consistent with the indemnification provided to Constellation’s officers and directors, to update the advance notice provision for shareholder proposals in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than the date of the prior year’s annual meeting and to reflect current administrative practices with respect to the electronic transmission of notices and the maintenance of stock records.

A copy of the amended by-laws is attached hereto as Exhibit 3(b) and is incorporated by reference herein.

ITEM 8.01.  Other Events

In connection with amending Constellation’s by-laws to provide for a majority vote standard for the election of directors, the Board of Directors also amended Constellation’s Corporate Governance Guidelines to provide that any director who fails to be elected under the majority vote standard must offer to tender his or her resignation to the Board of Directors.  The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the offer to resign, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified.  The director who offers to tender his or her resignation will not participate in the Board of Director’s decision.  If a nominee who was not already serving as a director is not elected at the annual meeting, under Maryland law that nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”  A copy of the revised Corporate Governance Guidelines is available on Constellation’s website at www.constellation.com.

ITEM 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

3(a)	Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of April 10, 2007.

3(b)	By-laws of Constellation Energy Group, Inc., as amended to April 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

Date:	April 10, 2007	/s/ Charles A. Berardesco
Charles A. Berardesco
Vice President, Associate General Counsel,
Chief Compliance Officer and Corporate Secretary